SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
SCHEDULE 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO 13d-2(b)
(Amendment No. 2)1

Jazz Pharmaceuticals, Inc.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
472147 10 7
(CUSIP Number)
October 1, 2009
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

1 The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	472147 10 7	13G

1.	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) KKR JP LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5.	SOLE VOTING POWER

NUMBER OF		10,504,338 shares (including warrants to purchase 597,837 shares)

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		10,504,338 shares (including warrants to purchase 597,837 shares)

WITH	8.	SHARED DISPOSITIVE POWER

-0-

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

10,504,338 shares (including warrants to purchase 597,837 shares)

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

33.9%

12.	TYPE OF REPORTING PERSON

OO

Page 2 of 40 pages.

CUSIP No.	472147 10 7	13G

1.	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) KKR Millennium Fund L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5.	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		10,504,338 shares (including warrants to purchase 597,837 shares)

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8.	SHARED DISPOSITIVE POWER

10,504,338 shares (including warrants to purchase 597,837 shares)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

10,504,338 shares (including warrants to purchase 597,837 shares)

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

33.9%

12.	TYPE OF REPORTING PERSON

PN

Page 3 of 40 pages.

CUSIP No.	472147 10 7	13G

1.	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) KKR Associates Millennium L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5.	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		10,504,338 shares (including warrants to purchase 597,837 shares)

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8.	SHARED DISPOSITIVE POWER

10,504,338 shares (including warrants to purchase 597,837 shares)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

10,504,338 shares (including warrants to purchase 597,837 shares)

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

33.9%

12.	TYPE OF REPORTING PERSON

PN

Page 4 of 40 pages.

CUSIP No.	472147 10 7	13G

1.	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) KKR Millennium GP LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5.	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		10,504,338 shares (including warrants to purchase 597,837 shares)

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8.	SHARED DISPOSITIVE POWER

10,504,338 shares (including warrants to purchase 597,837 shares)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

10,504,338 shares (including warrants to purchase 597,837 shares)

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

33.9%

12.	TYPE OF REPORTING PERSON

OO

Page 5 of 40 pages.

CUSIP No.	472147 10 7	13G

1.	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) KKR Fund Holdings L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

	5.	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		10,504,338 shares (including warrants to purchase 597,837 shares)

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8.	SHARED DISPOSITIVE POWER

10,504,338 shares (including warrants to purchase 597,837 shares)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

10,504,338 shares (including warrants to purchase 597,837 shares)

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

33.9%

12.	TYPE OF REPORTING PERSON

PN

Page 6 of 40 pages.

CUSIP No.	472147 10 7	13G

1.	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) KKR Fund Holdings GP Limited

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

	5.	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		10,504,338 shares (including warrants to purchase 597,837 shares)

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8.	SHARED DISPOSITIVE POWER

10,504,338 shares (including warrants to purchase 597,837 shares)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

10,504,338 shares (including warrants to purchase 597,837 shares)

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

33.9%

12.	TYPE OF REPORTING PERSON

OO

Page 7 of 40 pages.

CUSIP No.	472147 10 7	13G

1.	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) KKR JP III LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5.	SOLE VOTING POWER

NUMBER OF		36,445 shares

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		36,445 shares

WITH	8.	SHARED DISPOSITIVE POWER

-0-

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

36,445 shares

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.1%

12.	TYPE OF REPORTING PERSON

PN

Page 8 of 40 pages.

CUSIP No.	472147 10 7	13G

1.	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) KKR Partners III, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5.	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		36,445 shares

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8.	SHARED DISPOSITIVE POWER

36,445 shares

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

36,445 shares

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.1%

12.	TYPE OF REPORTING PERSON

PN

Page 9 of 40 pages.

CUSIP No.	472147 10 7	13G

1.	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) KKR III GP LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5.	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		36,445 shares

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8.	SHARED DISPOSITIVE POWER

36,445 shares

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

36,445 shares

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.1%

12.	TYPE OF REPORTING PERSON

OO

Page 10 of 40 pages.

CUSIP No.	472147 10 7	13G

1.	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) KKR Financial Holdings III, LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5.	SOLE VOTING POWER

NUMBER OF		Warrants to purchase 70,156 shares

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		Warrants to purchase 70,156 shares

WITH	8.	SHARED DISPOSITIVE POWER

-0-

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

Warrants to purchase 70,156 shares

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.2%

12.	TYPE OF REPORTING PERSON

OO

Page 11 of 40 pages.

CUSIP No.	472147 10 7	13G

1.	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) KKR Financial Holdings LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5.	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		Warrants to purchase 70,156 shares

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8.	SHARED DISPOSITIVE POWER

Warrants to purchase 70,156 shares

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

Warrants to purchase 70,156 shares

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.2%

12.	TYPE OF REPORTING PERSON

OO

Page 12 of 40 pages.

CUSIP No.	472147 10 7	13G

1.	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) KKR Financial Advisors LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5.	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		Warrants to purchase 70,156 shares

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8.	SHARED DISPOSITIVE POWER

Warrants to purchase 70,156 shares

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

Warrants to purchase 70,156 shares

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.2%

12.	TYPE OF REPORTING PERSON

OO

Page 13 of 40 pages.

CUSIP No.	472147 10 7	13G

1.	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Kohlberg Kravis Roberts & Co. (Fixed Income) LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5.	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		Warrants to purchase 70,156 shares

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8.	SHARED DISPOSITIVE POWER

Warrants to purchase 70,156 shares

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

Warrants to purchase 70,156 shares

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.2%

12.	TYPE OF REPORTING PERSON

OO

Page 14 of 40 pages.

CUSIP No.	472147 10 7	13G

1.	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Kohlberg Kravis Roberts & Co. L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5.	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		Warrants to purchase 70,156 shares

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8.	SHARED DISPOSITIVE POWER

Warrants to purchase 70,156 shares

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

Warrants to purchase 70,156 shares

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.2%

12.	TYPE OF REPORTING PERSON

PN

Page 15 of 40 pages.

CUSIP No.	472147 10 7	13G

1.	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) KKR Management Holdings L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5.	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		Warrants to purchase 70,156 shares

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8.	SHARED DISPOSITIVE POWER

Warrants to purchase 70,156 shares

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

Warrants to purchase 70,156 shares

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.2%

12.	TYPE OF REPORTING PERSON

PN

Page 16 of 40 pages.

CUSIP No.	472147 10 7	13G

1.	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) KKR Management Holdings Corp.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5.	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		Warrants to purchase 70,156 shares

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8.	SHARED DISPOSITIVE POWER

Warrants to purchase 70,156 shares

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

Warrants to purchase 70,156 shares

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.2%

12.	TYPE OF REPORTING PERSON

CO

Page 17 of 40 pages.

CUSIP No.	472147 10 7	13G

1.	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) KKR Group Holdings L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

	5.	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		10,574,494 shares (including warrants to purchase 667,933 shares)

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8.	SHARED DISPOSITIVE POWER

10,574,494 shares (including warrants to purchase 667,933 shares)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

10,574,494 shares (including warrants to purchase 667,933 shares)

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

34.1%

12.	TYPE OF REPORTING PERSON

PN

Page 18 of 40 pages.

CUSIP No.	472147 10 7	13G

1.	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) KKR Group Limited

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

	5.	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		10,574,494 shares (including warrants to purchase 667,933 shares)

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8.	SHARED DISPOSITIVE POWER

10,574,494 shares (including warrants to purchase 667,933 shares)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

10,574,494 shares (including warrants to purchase 667,933 shares)

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

34.1%

12.	TYPE OF REPORTING PERSON

OO

Page 19 of 40 pages.

CUSIP No.	472147 10 7	13G

1.	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) KKR & Co. L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5.	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		10,574,494 shares (including warrants to purchase 667,933 shares)

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8.	SHARED DISPOSITIVE POWER

10,574,494 shares (including warrants to purchase 667,933 shares)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

10,574,494 shares (including warrants to purchase 667,933 shares)

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

34.1%

12.	TYPE OF REPORTING PERSON

PN

Page 20 of 40 pages.

CUSIP No.	472147 10 7	13G

1.	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) KKR Management LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5.	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		10,574,494 shares (including warrants to purchase 667,933 shares)

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8.	SHARED DISPOSITIVE POWER

10,574,494 shares (including warrants to purchase 667,933 shares)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

10,574,494 shares (including warrants to purchase 667,933 shares)

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

34.1%

12.	TYPE OF REPORTING PERSON

OO

Page 21 of 40 pages.

CUSIP No.	472147 10 7	13G

1.	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Henry R. Kravis

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	5.	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		10,610,939 shares (including warrants to purchase 667,933 shares)

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8.	SHARED DISPOSITIVE POWER

10,610,939 shares (including warrants to purchase 667,933 shares)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

10,610,939 shares (including warrants to purchase 667,933 shares)

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

34.3%

12.	TYPE OF REPORTING PERSON

IN

Page 22 of 40 pages.

CUSIP No.	472147 10 7	13G

1.	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) George R. Roberts

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	5.	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		10,610,939 shares (including warrants to purchase 667,933 shares)

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8.	SHARED DISPOSITIVE POWER

10,610,939 shares (including warrants to purchase 667,933 shares)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

10,610,939 shares (including warrants to purchase 667,933 shares)

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

34.3%

12.	TYPE OF REPORTING PERSON

IN

Page 23 of 40 pages.

     This Schedule 13G amendment is being filed to add KKR Fund Holdings L.P., KKR Fund Holdings GP Limited, KKR Management Holdings L.P., KKR Management Holdings Corp., KKR Group Holdings L.P., KKR Group Limited, KKR & Co. L.P., KKR Management LLC, Henry R. Kravis and George R. Roberts as additional reporting persons as a result of a structural reorganization of KKR & Co. L.P. and its affiliates (“KKR”) in connection with the combination of the businesses of KKR and KKR Private Equity Investors, L.P.

Item 1.
(a)	Name of Issuer:

Jazz Pharmaceuticals, Inc.

(b)	Address of Issuer’s Principal Executive Offices:

3180 Porter Drive Palo Alto, CA 94304

Item 2.
(a)	Name of Persons Filing:

KKR JP LLC

KKR Millennium Fund L.P.

KKR Associates Millennium L.P.

KKR Millennium GP LLC

KKR Fund Holdings L.P.

KKR Fund Holdings GP Limited

KKR JP III LLC

KKR Partners III, L.P.

KKR III GP LLC

KKR Financial Holdings III, LLC

KKR Financial Holdings LLC

KKR Financial Advisors LLC

Kohlberg Kravis Roberts & Co. (Fixed Income) LLC

Kohlberg Kravis Roberts & Co. L.P.

KKR Management Holdings L.P.

KKR Management Holdings Corp.

KKR Group Holdings L.P.

KKR Group Limited

KKR & Co. L.P.

KKR Management LLC

Henry R. Kravis

George R. Roberts

(b)	Address of Principal Business Office:
               The address of the principal business office of KKR JP LLC, KKR Millennium Fund L.P., KKR Associates Millennium L.P., KKR Millennium GP LLC, KKR Fund Holdings

Page 24 of 40 pages.

L.P., KKR Fund Holdings GP Limited, KKR JP III LLC, KKR Partners III, L.P., KKR III GP LLC, Kohlberg Kravis Roberts & Co. L.P., KKR Management Holdings L.P., KKR Management Holdings Corp., KKR Group Holdings L.P., KKR Group Limited, KKR & Co. L.P., KKR Management LLC and Henry R. Kravis is:
c/o Kohlberg Kravis Roberts & Co. L.P.
9 West 57th Street, Suite 4200
New York, NY 10019
The address of the principal business office of George R. Roberts is:
c/o Kohlberg Kravis Roberts & Co. L.P.
2800 Sand Hill Road, Suite 200
Menlo Park, CA 94025
               The address of the principal business office of KKR Financial Holdings III, LLC, KKR Financial Holdings LLC, KKR Financial Advisors LLC and Kohlberg Kravis Roberts & Co. (Fixed Income) LLC is:
555 California Street, 50th Floor
San Francisco, CA 94104
(c)	Citizenship:

See Item 4 of each cover page.

(d)	Title of Class of Securities:

Common Stock, par value $0.0001 per share

(e)	CUSIP Number:

472147 10 7

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
               Not applicable.

Item 4.	Ownership.
(a)	Amount Beneficially Owned:
     KKR JP LLC (“KKR JP”) directly holds 9,906,501 shares of common stock of the Issuer, and warrants to purchase 597,837 shares of common stock of the Issuer. As the sole member of KKR JP, KKR Millennium Fund L.P. (“KKR Millennium Fund”) may be deemed to be the beneficial owner of such securities held by KKR JP. As the sole general partner of KKR Millennium Fund, KKR

Page 25 of 40 pages.

Associates Millennium L.P. (“KKR Associates Millennium”) also may be deemed to be the beneficial owner of such securities held by KKR JP. As the sole general partner of KKR Associates Millennium, KKR Millennium GP LLC (“KKR Millennium GP”) also may be deemed to be the beneficial owner of such securities held by KKR JP. As the designated member of KKR Millennium GP, KKR Fund Holdings L.P. (“KKR Fund Holdings”) also may be deemed to be the beneficial owner of such securities held by KKR JP. As a general partner of KKR Fund Holdings, KKR Fund Holdings GP Limited (“KKR Fund Holdings GP”) also may be deemed to be the beneficial owner of such securities held by KKR JP.
     KKR JP III LLC (“KKR JP III”) directly holds 36,445 shares of common stock of the Issuer. As the sole member of KKR JP III, KKR Partners III, L.P. (“KKR Partners III”) may be deemed to be the beneficial owner of such securities held by KKR JP III. As the sole general partner of KKR Partners III, KKR III GP LLC (“KKR III GP”) also may be deemed to be the beneficial owner of such securities held by KKR JP III.
     KKR Financial Holdings III, LLC (“KKR Financial Holdings III”) directly holds warrants to purchase 70,156 shares of common stock of the Issuer. As the sole member of KKR Financial Holdings III, KKR Financial Holdings LLC (“KKR Financial Holdings”) may be deemed to be the beneficial owner of such securities held by KKR Financial Holdings III. As the manager of KKR Financial Holdings, KKR Financial Advisors LLC (“KKR Financial Advisors”) also may be deemed to be the beneficial owner of such securities held by KKR Financial Holdings III. As the sole member of KKR Financial Advisors, Kohlberg Kravis Roberts & Co. (Fixed Income) LLC (“Kohlberg Kravis Roberts & Co. (Fixed Income)”) also may be deemed to be the beneficial owner of such securities held by KKR Financial Holdings III. As the holder of all of the outstanding equity interests in Kohlberg Kravis Roberts & Co. (Fixed Income), Kohlberg Kravis Roberts & Co. L.P. (“Kohlberg Kravis Roberts & Co.”) also may be deemed to be the beneficial owner of such securities held by KKR Financial Holdings III. As the general partner of Kohlberg Kravis Roberts & Co., KKR Management Holdings L.P. also may be deemed to be the beneficial owner of such securities held by KKR Financial Holdings III. As the general partner of KKR Management Holdings L.P., KKR Management Holdings Corp. also may be deemed to be the beneficial owner of such securities held by KKR Financial Holdings III.
     Each of KKR Group Holdings L.P. (“KKR Group Holdings”) (as the sole shareholder of KKR Fund Holdings GP, a general partner of KKR Fund Holdings L.P. and the sole shareholder of KKR Management Holdings Corp.); KKR Group Limited (“KKR Group”) (as the general partner of KKR Group Holdings); KKR & Co. L.P. (“KKR & Co.”) (as the sole shareholder of KKR Group); and KKR Management LLC (“KKR Management”) (as the general partner of KKR & Co.) may be deemed to be the beneficial owner of the securities held by KKR JP and KKR Financial Holdings III.

Page 26 of 40 pages.

     As the designated members of KKR Management LLC and the managers of KKR III GP LLC, Messrs. Henry R. Kravis and George R. Roberts may be deemed to be the beneficial owner of the securities held by KKR JP, KKR JP III and KKR Financial Holdings III. Messrs. Henry R. Kravis and George R. Roberts have also been designated as managers of KKR Millennium GP by KKR Fund Holdings.
     Each Reporting Person disclaims beneficial ownership of the securities held by KKR JP, KKR JP III and KKR Financial Holdings III.
     The persons named in Item 2(a) of this Schedule 13G may be deemed to be a group with respect to the securities of the Issuer which they hold directly or indirectly. Such persons disclaim such group membership.
(b)	Percent of Class:
     See Item 11 of each cover page.
     The percentages of beneficial ownership are based on 30,971,025 shares of Common Stock outstanding as of July 31, 2009.
(c)	Number of shares as to which such person has:
(i)	Sole power to vote or direct the vote:

See Item 5 of each cover page.

(ii)	Shared power to vote or direct the vote:

See Item 6 of each cover page.

(iii)	Sole power to dispose or direct the disposition of:

See Item 7 of each cover page.

(iv)	Shared power to dispose or direct the disposition of:

See Item 8 of each cover page.

Item 5.	Ownership of Five Percent or Less of a Class.
               Not Applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
               See Item 4 above. To the best knowledge of the Reporting Persons, no one other than the Reporting Persons, the partners, members, affiliates or shareholders of the Reporting Persons and any other persons named in Item 4 has the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of common stock.

Page 27 of 40 pages.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.
               Not Applicable.

Item 8.	Identification and Classification of Members of the Group.
               See Attachment A.

Item 9.	Notice of Dissolution of Group.
               Not Applicable.
Item 10. Certification.
               Not Applicable.

Page 28 of 40 pages.

SIGNATURES
          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: October 13, 2009	KKR JP LLC
/s/ William J. Janetschek
	Name:	William J. Janetschek,
	Title:	Secretary

Dated: October 13, 2009	KKR Millennium Fund L.P.
	By:	KKR Associates Millennium L.P,
Its: General Partner

	By:	KKR Millennium GP LLC
Its: General Partner

/s/ William J. Janetschek
Name:	William J. Janetschek,
Title:	Attorney-in-fact for Henry R. Kravis, Manager

/s/ William J. Janetschek
Name:	William J. Janetschek,
Title:	Attorney-in-fact for George R. Roberts, Manager

Dated: October 13, 2009	KKR Associates Millennium L.P.
	By:	KKR Millennium GP LLC
Its: General Partner

/s/ William J. Janetschek
Name:	William J. Janetschek,
Title:	Attorney-in-fact for Henry R. Kravis, Manager

/s/ William J. Janetschek
Name:	William J. Janetschek,
Title:	Attorney-in-fact for George R. Roberts, Manager

Page 29 of 40 pages.

Dated: October 13, 2009	KKR Millennium GP LLC
/s/ William J. Janetschek
	Name:	William J. Janetschek,
	Title:	Attorney-in-fact for Henry R. Kravis, Manager

/s/ William J. Janetschek
	Name:	William J. Janetschek,
	Title:	Attorney-in-fact for George R. Roberts, Manager

Dated: October 13, 2009	KKR Fund Holdings L.P.

	By:	KKR Fund Holdings GP Limited,
Its: General Partner

/s/ William J. Janetschek
	Name:	William J. Janetschek,
	Title:	Director

Dated: October 13, 2009	KKR Fund Holdings GP Limited
/s/ William J. Janetschek
	Name:	William J. Janetschek,
	Title:	Director

Dated: October 13, 2009	KKR JP III LLC
/s/ William J. Janetschek
	Name:	William J. Janetschek,
	Title:	Secretary

Dated: October 13, 2009	KKR Partners III, L.P.
	By:	KKR III GP LLC
Its: General Partner

/s/ William J. Janetschek
	Name:	William J. Janetschek,
	Title:	Member

Dated: October 13, 2009	KKR III GP LLC
/s/ William J. Janetschek
	Name:	William J. Janetschek,
	Title:	Member

Page 30 of 40 pages.

Dated: October 13, 2009	KKR Financial Holdings III, LLC
/s/ Andrew J. Sossen
	Name:	Andrew J. Sossen,
	Title:	Authorized Signatory

Dated: October 13, 2009	KKR Financial Holdings LLC
/s/ Andrew J. Sossen
	Name:	Andrew J. Sossen,
	Title:	General Counsel and Secretary

Dated: October 13, 2009	KKR Financial Advisors LLC
/s/ Andrew J. Sossen
	Name:	Andrew J. Sossen,
	Title:	Authorized Signatory

Dated: October 13, 2009	Kohlberg Kravis Roberts & Co. (Fixed Income) LLC
/s/ Andrew J. Sossen
	Name:	Andrew J. Sossen,
	Title:	Authorized Signatory

Dated: October 13, 2009	Kohlberg Kravis Roberts & Co. L.P.

By:	KKR Management Holdings L.P.
Its: General Partner

By:	KKR Management Holdings Corp.,
Its: General Partner

/s/ William J. Janetschek
Name:	William J. Janetschek,
Title:	Chief Financial Officer

Dated: October 13, 2009	KKR Management Holdings L.P.
	By:	KKR Management Holdings Corp.,
Its: General Partner

/s/ William J. Janetschek
Name:	William J. Janetschek,
Title:	Chief Financial Officer

Page 31 of 40 pages.

Dated: October 13, 2009	KKR Management Holdings Corp.
/s/ William J. Janetschek
	Name:	William J. Janetschek,
	Title:	Chief Financial Officer

Dated: October 13, 2009	KKR Group Holdings L.P.
	By:	KKR Group Limited
Its: General Partner

/s/ William J. Janetschek
	Name:	William J. Janetschek,
	Title:	Director

Dated: October 13, 2009	KKR Group Limited
/s/ William J. Janetschek
	Name:	William J. Janetschek,
	Title:	Director

Dated: October 13, 2009	KKR & Co. L.P.
	By:	KKR Management LLC,
Its: General Partner

/s/ William J. Janetschek
	Name:	William J. Janetschek,
	Title:	Chief Financial Officer

Dated: October 13, 2009	KKR Management LLC
/s/ William J. Janetschek
	Name:	William J. Janetschek,
	Title:	Chief Financial Officer

Dated: October 13, 2009	Henry R. Kravis
/s/ William J. Janetschek
	Name:	William J. Janetschek,
	Title:	Attorney-in-Fact

Page 32 of 40 pages.

Dated: October 13, 2009	George R. Roberts
/s/ William J. Janetschek
	Name:	William J. Janetschek,
	Title:	Attorney-in-Fact

Page 33 of 40 pages.

ATTACHMENT A
KKR JP LLC, KKR Millennium Fund L.P., KKR Associates Millennium L.P., KKR Millennium GP LLC, KKR Fund Holdings L.P., KKR Fund Holdings GP Limited, KKR JP III LLC, KKR Partners III, L.P., KKR III GP LLC, KKR Financial Holdings III, LLC, KKR Financial Holdings LLC, KKR Financial Advisors LLC, Kohlberg Kravis Roberts & Co. (Fixed Income) LLC, Kohlberg Kravis Roberts & Co. L.P., KKR Management Holdings L.P., KKR Management Holdings Corp., KKR Group Holdings L.P., KKR Group Limited, KKR & Co. L.P., KKR Management LLC, Henry R. Kravis and George R. Roberts may be deemed to be a group under Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) with respect to the securities of the Issuer. Such persons disclaim such group membership. The filing of this statement shall not be deemed an admission that, for purposes of Section 13 of the Exchange Act, or otherwise, a Reporting Person is the beneficial owner of equity securities covered by this statement or any other statement that are beneficially owned, directly or indirectly, by any other person.
Page 34 of 40 pages.

EXHIBIT INDEX

Exhibit 1 -	Joint Filing Agreement dated as of October 13, 2009

Exhibit 2 -	Power of Attorney dated as of July 31, 2005 (incorporated by reference to Schedule 13G filed February 13, 2008)

Exhibit 3 -	Power of Attorney dated as of July 31, 2005 (incorporated by reference to Exhibit 24.1 of Form 3 filed May 31, 2007)
Page 35 of 40 pages.